Exhibit 99.2

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
November 5, 2013	Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169 Jacquelinee.burwitz@energizer.com

ENERGIZER HOLDINGS, INC. APPOINTS JAMES C. JOHNSON
TO BOARD OF DIRECTORS

ST. LOUIS, November 5, 2013 - Energizer Holdings, Inc. (NYSE: ENR) today announced the appointment of James C. Johnson to its Board of Directors effective November 3, 2013. Mr. Johnson has been appointed to the class of Directors whose term of office expires at Energizer's 2014 Annual Meeting of Stockholders. He also has been appointed to the Nominating and Executive Compensation Committee. With the addition of Mr. Johnson, Energizer's Board now consists of eleven directors, ten of whom meet the standards of the New York Stock Exchange for independence.

Mr. Johnson is the General Counsel of Loop Capital Markets LLC. He also currently serves as a Director on the Boards of HanesBrands Inc., where he is the Chair of the Governance and Nominating Committee, and Ameren Corporation, where he is the Chair of the Nominating and Corporate Governance Committee.

“We are pleased to welcome a Director with Jim Johnson’s background to the Energizer Board,” said J. Patrick Mulcahy, Chairman of the Board of Directors of Energizer. “His insights from years as a senior leader in the manufacturing and finance industries and his experience as the governance committee chair of two other public companies will bring an important perspective to Energizer’s Board. We look forward to Jim’s contributions as we continue to strive to deliver value to our shareholders.”

“I am delighted to join the Board of Energizer, an iconic consumer products company,” said Mr. Johnson. “I look forward to working with the other proven leaders on the Board and on the senior executive team to position Energizer for profitable growth.”

James C. Johnson

James Johnson has served as General Counsel of Loop Capital Markets LLC, a provider of a broad range of integrated capital solutions for corporate, governmental and institutional entities, since November 2010. He previously served as Vice President and Assistant General Counsel of the Boeing Commercial Airplanes division of

The Boeing Company, one of the world’s major aerospace firms, from August 2007 until March 2009. From May 1998 until August 2007, Mr. Johnson served as Vice President, Corporate Secretary and Assistant General Counsel of The Boeing Company.
About Energizer

Energizer Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer goods company operating globally in the broad categories of personal care and household products. Energizer's Personal Care Division offers a diversified range of consumer products in the wet shave, skin care, feminine care and infant care categories. Our portfolio includes well established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposables; Edge® and Skintimate® shave preparations; Playtex® tampons, gloves and infant feeding products; Banana Boat® and Hawaiian Tropic® sun care products and Wet Ones® moist wipes. Energizer's Household Products Division offers consumers the broadest range of portable power solutions, anchored by our universally recognized Energizer® and Eveready® brands.